Exhibit 10.18

CREDIT AGREEMENT

between

VIZIO, INC.

as Borrower,

and

CITIBANK, N.A.

as Lender,

Dated as of August 14, 2014

-i-

EXHIBITS:

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT B-I	Form of Notice of Continuation

-ii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of August 14, 2014 by and between VIZIO, INC., a California corporation (“Borrower”), and (ii) CITIBANK, N.A., a national banking association (“Citibank” or “Lender”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions set forth herein, Lender is willing to make available to Borrower a revolving credit line in an amount of Twenty Five Million Dollars ($25,000,000);

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Borrower and Lender, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Base Rate” shall mean the Base Rate plus the difference, if a positive number, or minus the difference, if a negative number, (in each case expressed as a percentage) between (a) the LIBOR Rate on the date the LIBOR Rate was last applicable to the Loan, and (b) the Base Rate on the date that the LIBOR Rate was last applicable to the Loan; provided that in no event shall “Adjusted Base Rate” exceed the Base Rate plus 1.0%.

“Advance” means an advance made by Lender to Borrower under the Revolving Credit Loan.

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by or is a director, officer, manager or general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly five percent (5.0%) or more of the securities having ordinary voting power for the election of the members of the board of directors or other governing body of a corporation or five percent (5.0%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation, partnership or other Person.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

1

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended, restated or supplemented from time to time, or any successor statute.

“Base Rate” means a fluctuating annual rate of interest in effect from time to time that for any day shall be equal to the rate of interest for such day announced publicly by Citibank in New York, New York, as Citibank’s base rate (which Borrower acknowledges and agrees is announced by such bank and used by Lender for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or Lender).

“Borrower’s Account” means, collectively, those certain deposit accounts maintained by Borrower at Citibank as of the Closing Date for purposes hereof or such other account at Citibank as Borrower may from time to time so designate in writing to Lender. As of the Closing Date, the Borrower’s Account is Account No. 205574627.

“Borrowing” has the meaning specified in Section 2.2(a).

“Borrowing Base” means the sum of the amounts determined by multiplying the aggregate fair market value of each Type of Collateral held in the Pledged Account which is an Eligible Asset below by the corresponding Loanable Value percentage specified below:

Type of Collateral	Loanable Value

Cash, cash equivalents, and certificates of deposit held at Citibank with maturities less than 5 years	100%

US Federal government debt instruments (US treasury bills, notes and bonds)	90%

US Federal government agency debt instruments	85%

NYSE traded equities	70%

State, Municipal and Corporate Bonds which are rated greater or equal to BBB	70%

NYSE MKT (formerly American Stock Exchange) traded equities	60%

NASDAQ traded equities	50%

For purposes of this Agreement, the “fair market value” of any of the Eligible Assets at any given time shall mean the fair value of such property at such time, as reasonably determined by Lender from public information sources.

“Borrowing Base Certificate” has the meaning specified in Section 6.1(f)(iii).

“Borrowing Date” means the date on which a Borrowing is obtained.

“BSA” has the meaning specified in Section 5.1(q).

“Business Day” shall mean any day (a) during which Citibank is open for business in New York, New York, other than any Saturday or Sunday and (b) during which dealings in United States dollars are carried on by Citibank in the London interbank market.

“Claims” has the meaning specified in Section 8.4(a).

“Closing Date” means the date of execution and delivery of this Agreement.

“Code” has the meaning specified in Section 1.3.

“Collateral” means the “Collateral” as specified in, and defined in, the Pledge Agreement.

“Commitment” means the commitment of Lender to make the Revolving Credit Loan. As of the Closing Date, the Commitment amount is Twenty-Five Million Dollars ($25,000,000).

“Continuation” has the meaning specified in Section 2.2(b).

“Default” means any of the events specified in Section 7.1, whether or not any of the requirements for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. The term “Default” includes each Event of Default.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Eligible Assets” assets which are 100% owned by Borrower in which Lender shall have a first priority perfected security interest and (a) with respect to equity collateral (e.g., common stock), meets the following criteria: (1) the Loanable Value of a single issuer shall not be greater than 5 days’ average daily trading volume for the last 6 months; (2) must have a share price of at least $5.00; (3) no equity position can represent 5% or more of total shares outstanding of any single issuer; (4) may be sold on a daily basis by Lender on any Business Day without restriction or volume limitation; and (5) the Loanable Value of the common stock of any single issuer shall not comprise more than 25% of the aggregate Loanable Value of all Eligible Assets, and (b) with respect to debt collateral (e.g., notes or bonds) other than U.S Treasury or U.S government-guaranteed obligations, meets the following criteria: (1) issue size must be $300 million or more; (2) pledged amount not more than $25 million or 2% of outstanding issue, whichever is less; (3) issue must be rated BBB- or higher by Standard & Poor’s Rating Service, a division of McGraw-Hill, Inc., Baa by Moody’s Investor Services, Inc., or other equivalent rating by a rating agency acceptable to Lender; and (4) sale of the securities by Lender may not be subject to any restriction; and (5) the Loanable Value of notes or bonds issued by a single issuer shall not comprise, at any time, more than 25% of the aggregate Loanable Value of all Eligible Assets at such time.

“Event of Default” means the occurrence of any of the events specified in Section 7.1.

“Financial Statements” means the balance sheets, profit and loss statements, statements of cash flow, and statements of changes in intercompany accounts, if any, for the period specified, prepared in accordance with GAAP and consistent with prior practices.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Highest Lawful Rate” has the meaning specified in Section 8.10.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all obligations of such Person under hedging agreements (including, without limitation, all payments such Person would have to make in the event of an early termination of a hedging agreement calculated as of the date Indebtedness of such Person is being determined hereunder) or arrangements therefor, regardless of whether the same is evidenced by any note, debenture, bond or other instrument, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith by appropriate proceedings), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including capitalized lease obligations or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) the then outstanding amount of withdrawal or termination liability incurred under ERISA, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vii) all Indebtedness of others to the extent guaranteed by such Person, (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (x) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Information” has the meaning specified in Section 8.18.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code, (v) such Person shall take any corporate, company or similar act in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (I) such proceeding shall not be dismissed or stayed within sixty (60) days or (II) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that Lender shall have no obligation to make any Advance during the pendency of any sixty-(60) day period described in clause (I).

“Interest Period” means the period commencing on the date of a Borrowing or a Continuation and ending one (1) or three (3) months thereafter as selected by Borrower; provided, however, that (i) Borrower may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one (1) or three (3) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first or third month, as the case may be.

“Internal Revenue Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statute and any regulations and guidelines promulgated thereunder.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“LIBOR Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as it appears in the ICE Benchmark Administration’s Secure Financial Transaction Protocol service or through a third-party redistributor of such information, which shall note an average ICE Benchmark Administration Limited Fixing for US Dollar (or another commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such

Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which U.S. dollar deposits with a term equivalent to such Interest Period would be offered by Citibank in London, England to major banks in the London or other offshore interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. If the Board of Governors of the Federal Reserve System (or any successor) imposes a LIBOR Reserve Percentage with respect to LIBOR deposits, then, the LIBOR Rate shall be the foregoing rate divided by 1 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Lender with respect to liabilities or assets consisting of or including eurocurrency liabilities having a term equal to such Interest Period.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

“Loan” means the loans and financial accommodations made by Lender hereunder including the Revolving Credit Loan and all Advances made thereunder.

“Loanable Value” has the meaning specified in the definition of Borrowing Base.

“Loan Account” has the meaning specified in Section 2.5.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, and all documents and instruments to be delivered by Borrower, or any of its Affiliates under or in connection with this Agreement, as each of the same may be amended, supplemented or otherwise modified from time to time.

“Margin” means nine-tenths of one percent (0.90%).

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Borrower, (ii) the impairment of (A) Borrower’s ability to perform its obligations under the Loan Documents or (B) the ability of Lender to enforce the Obligations or realize upon the Collateral or (iii) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

“Material Indebtedness” means Indebtedness (other than the Loans) for borrowed money or obligations of Borrower to any other creditor for borrowed money in an aggregate principal amount exceeding Five Million Dollars ($5,000,000).

“Maximum Amount” means Twenty-Five Million Dollars ($25,000,000).

“Note” means that certain Note dated as of the date hereof made by Borrower and payable to the order of Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Continuation” has the meaning specified in Section 2.2(b).

“Obligations” means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or any of its Affiliates of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, the Loan, this Agreement, the Note, or the other Loan Documents, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired. The term “Obligations” includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to Borrower under this Agreement, the Note, and/or the other Loan Documents.

“OFAC” has the meaning specified in Section 5.1(q).

“Other Taxes” has the meaning specified in Section 3.5(b).

“Overadvance” has the meaning specified in Section 2.4.

“Patriot Act” has the meaning specified in Section 5.1(q).

“Payment in Full” (or words of similar import) means the termination or expiration of the Commitment, and the full and indefeasible cash payment of the Obligations, including any interest, fees and other charges accruing during an Insolvency Event (whether or not allowed in the proceeding) (other than (a) contingent indemnification and expense reimbursement Obligations, in each case, to the extent no claim giving rise thereto has been asserted and (b) contingent Obligations with respect to which the deposit of cash collateral in amounts reasonably requested by Lender has been provided).

“Permitted Liens” means the following Liens: (i) Liens for taxes or assessments of any governmental authority not yet due and payable or which are being contested in good faith by appropriate proceedings and with adequate reserves, (ii) Liens incurred or deposits made securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation or securing the performance of tenders, bids, leases, contracts and other similar ordinary course obligations (in each case, other than for the repayment of Indebtedness), (iii) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, (iv) any attachment or judgment lien not constituting an Event of Default under Section 7.1(g) and (v) Liens in favor of Lender or its Affiliates (including, for the avoidance of doubt, Liens in favor of Lender or its Affiliates in their capacity as depository bank or securities intermediary).

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof executed and delivered by Borrower in favor of Lender.

“Pledged Account” shall means the “Pledged Account” as defined in the Pledge Agreement.

“Requirement of Law” means any law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on Borrower or any of its property.

“Revolving Credit Loan” has the meaning specified in Section 2.1(a).

“Security Documents” means the Pledge Agreement, any control agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of Lender to secure all or any of the Obligations.

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured such person is not “insolvent” as defined in the Code and: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.

“Taxes” has the meaning specified in Section 3.5(a).

“Termination Date” means the earlier of either (i) the second (2nd) anniversary of the Closing Date or (ii) the date of termination of the Commitment pursuant to the terms of this Agreement.

SECTION 1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to Lender on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP.

SECTION 1.3 Other Terms; Headings. Unless otherwise defined herein, terms used herein that are defined in the Uniform Commercial Code, from time to time in effect in the State of New York (the “Code”), shall have the meanings given in the Code. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been waived or cured within any grace period specified therefor under Section 7.1. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) time of day means time of day New York, New York, except as otherwise expressly provided; and (vi) the “discretion” of Lender means the sole and absolute discretion of Lender. Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

SECTION 1.4 Reincorporation. Notwithstanding anything herein to the contrary (including Articles VI, VII and Section 8.7(a)), upon not less than fifteen (15) days’ prior written notice to Lender Borrower may reincorporate (through merger, exchange or other customary process in accordance with applicable law, the “Reincorporation”) from a California corporation (the “Pre-Reincorporation Entity”) to a Delaware corporation (the “Post-Reincorporation Entity”) without the consent of Lender provided the following conditions are met: (i) no Default or Event of Default shall have occurred and be continuing, (ii) the capitalization and equity holders of Borrower (as the Pre-Reincorporation Entity) immediately before the Reincorporation are substantially and materially the same as the capitalization and equity holders of Borrower (as the Post-Reincorporation Entity) immediately after the Reincorporation, (iii) no Change of Control occurs as a result of the Reincorporation, and (iv) the Post-Reincorporation Entity explicitly assumes all obligations hereunder pursuant to a joinder or other acknowledgement or agreement reasonably acceptable to Lender. Borrower agrees that it will cooperate with Lender and will execute and deliver, or cause to be executed and delivered, all such financing statements, stock powers, proxies, instruments and documents and will take all such other action as Lender may reasonably request from time to time in order to carry out the provisions and purposes hereof of the Loan Documents, including, without limitation, the continuous perfection of the Liens granted to Lender pursuant to the Security Documents.

ARTICLE II.

THE CREDIT FACILITY

SECTION 2.1 The Revolving Credit Loan.

(a) Lender agrees, as more fully described in this Agreement and subject to the terms and conditions hereto, to provide a revolving line of credit to Borrower (the “Revolving Credit Loan”) for which Borrower may borrow against the Eligible Assets held from time to time in the Pledged Account maintained with Citibank. Advances under the Revolving Credit Loan shall be made based upon Lender’s determination of the Loanable Value of the Eligible Assets included in the Collateral. Lender shall make Advances to Borrower, from time to time from the Closing Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding which does not exceed the lesser of (i) the Maximum Amount or (ii) the Borrowing Base. At Lender’s request, Borrower will execute and deliver to Lender a supplemental or additional Reg U-1 Form in connection with, and as a condition to, any Advance.

(b) Borrower hereby unconditionally promises to pay all Obligations as and when due hereunder.

(c) The Revolving Credit Loan shall be evidenced by the Note.

(d) The Revolving Credit Loan shall be payable in full, with all interest accrued thereon, on the Termination Date. Borrower may borrow, repay and reborrow the Revolving Credit Loan, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

SECTION 2.2 Procedure for Borrowing; Notices of Borrowing; Notices of Continuation.

(a) Each Advance under the Revolving Credit Loan (each, a “Borrowing”) shall be made on notice, given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of the proposed Borrowing. Unless otherwise agreed in writing by Lender, each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by telecopier, e-mail or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) aggregate principal amount of such Borrowing, and (iii) the Interest Period. Each Borrowing shall be in an amount equal to One Million Dollars ($1,000,000) or a whole multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof.

(b) Borrower shall elect to maintain such Borrowing or any portion thereof by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 12:00 Noon (New York time) on the third Business Day prior to the date of any such Continuation by Borrower to Lender. Unless otherwise agreed in writing by Lender, such notice by Borrower of a Continuation shall be by telephone, confirmed immediately in writing (by telecopier, e-mail or otherwise as permitted hereunder), substantially in the form of Exhibit B-I (a “Notice of Continuation”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loan and the requested (i) date of such Continuation, (ii) Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Loans hereunder. Unless, on or before 12:00 Noon (New York time) of the third Business Day prior to the expiration of an Interest Period, Lender shall have received a

Notice of Continuation from Borrower for the entire Borrowing outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any unpaid portion of such Advance not covered by a timely Notice of Continuation) shall, upon the expiration of such Interest Period, be Continued for the same Interest Period.

(c) Anything in subsection (b) above to the contrary notwithstanding,

(i) if, at least one (1) Business Day before the date of any requested Borrowing or Continuation, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender or any of its Affiliates to perform its obligations hereunder to make or maintain a LIBOR Rate loan, Lender shall promptly give written notice of such circumstance to Borrower, and from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin;

(ii) if, at least one (1) Business Day before the first day of any Interest Period, Lender is unable, due to circumstances outside Lender’s control, to determine the LIBOR Rate for any requested Borrowing or Continuation, Lender shall promptly give written notice of such circumstance to Borrower and from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin until Lender shall notify Borrower that the circumstances causing such suspension no longer exist; and

(iii) if Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation notify Borrower that the LIBOR Rate will not adequately reflect the cost to Lender of making or funding Advances for such Borrowing, then from and after such date all Advances will accrue interest at the Adjusted Base Rate plus the Margin until Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

(d) Each Notice of Borrowing and Notice of Continuation shall be irrevocable and binding on Borrower. Borrower agrees to indemnify Lender against any loss, cost or expense incurred by Lender as a result of (i) default by Borrower in making a Borrowing or Continuation after Borrower has given notice requesting the same, (ii) default by Borrower in payment when due of the principal amount of or interest on any Advance or (iii) the making of a payment or prepayment of an Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund such Advance.

(e) Promptly after its receipt of a Notice of Borrowing, and subject to all other terms and conditions hereof, Lender shall make the amount of such requested Borrowing available to Borrower in same day funds, on the Borrowing Date requested by Borrower by wire transferring to the Borrower’s Account the amount thereof on the requested Borrowing Date.

SECTION 2.3 Application of Proceeds. The proceeds of the Loans shall be used by Borrower solely for working capital purposes, capital expenditures and other general corporate purposes, which shall include, but not be limited to licensing payments, royalty payments, taxes, employee bonuses, and employee retention payments. Notwithstanding anything to the contrary herein, no proceeds of any Advance will be used (i) to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock, or (ii) to repay any loan that was used to purchase or carry margin stock.

SECTION 2.4 Overadvances; Mandatory Prepayments; Optional Prepayments.

(a) If, at any time, the outstanding amount of the Revolving Credit Loan exceeds the lesser of (i) the Maximum Amount or (ii) the Borrowing Base (an “Overadvance”), including without limitation as a result of a decrease in the Borrowing Base, then Borrower shall, within five (5) Business Days after written notice by Lender, (i) make a payment, (ii) deposit in the Pledged Account or pledge additional Collateral of a type and nature acceptable to Lender, in its reasonable discretion, or (iii) make a combination of the payments and deposits specified in clauses (i) and (ii) above, in an amount sufficient to cure such Overadvance. If Borrower fails to make such payment and/or deposit in respect of the Overadvance within such five (5) Business Day period, Lender shall have the immediate right, without notice or other action to exercise any or all other remedies available to Lender herein or under any other Loan Document (including, without limitation, the liquidation of the Collateral held in the Pledged Account). If Borrower makes a payment to eliminate an Overadvance, Lender shall, without effecting Borrower’s ability to borrow, repay and reborrow in accordance with the terms of this Agreement, apply such payment to reduce the aggregate unpaid principal amount outstanding under the Revolving Credit Loan.

(b) Borrower may, at any time and from time to time, prepay the Loans, in whole or in part, upon at least five (5) days’ irrevocable written notice by Borrower to Lender, specifying the date and amount of prepayment, provided that to the extent any Advances are optionally prepaid on a date that is not the last day of any Interest Period with respect thereto, such prepayment shall be accompanied by any amounts due pursuant to Section 2.2(d). If such notice is given, Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

SECTION 2.5 Maintenance of Loan Account; Statements of Account. Lender shall maintain a deposit account on its books in the name of Lender (the “Loan Account”) in which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, including the Revolving Credit Loan, interest, fees, expenses and any other Obligations. The Loan Account will be credited with all amounts received by Lender from Borrower or for Borrower’s account. Lender shall send Borrower a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on Borrower, absent manifest error.

SECTION 2.6 Term. The term of this Agreement shall be for a period from the Closing Date through the and including the Termination Date. In all events, and under all circumstances, the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon and all fees, costs and expenses payable by Borrower hereunder, shall be due and payable on the Termination Date. Upon at least three (3) Business Days’ prior notice (which notice shall be by telephone, confirmed immediately in writing (by telecopier, e-mail or otherwise as permitted hereunder) by Borrower to Lender (which notice shall be irrevocable unless Borrower provides in such notice (in connection with a termination in whole) that it is conditional on the occurrence of another financing or transaction, in which case such notice may be revoked if such financing or transaction does not occur on a timely basis (provided that Borrower shall pay all amounts required to be paid pursuant to Section 2.2(d) as a result of such revocation)), Borrower may reduce the Commitments in part or terminate the Commitments in whole; provided that (i) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (ii) no such reduction shall be permitted which would reduce the Commitment to an amount less than the aggregate outstanding Advances (after giving effect to any concurrent repayments of Advances).

SECTION 2.7 Payment Procedures. Borrower hereby authorizes Lender to charge the Borrower’s Account with the amount of all principal, interest, fees, expenses and other payments to be made hereunder and under the other Loan Documents. Each payment by Borrower on account of principal, interest, fees or expenses hereunder shall be made to Lender. All payments to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 p.m. (New York time) on the due date thereof to Lender, in immediately available funds. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified otherwise the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

ARTICLE III.

INTEREST, FEES AND EXPENSES

SECTION 3.1 Interest. Borrower shall pay to Lender interest on the Advances, payable monthly in arrears on the first day of each month, commencing with the month immediately following the Closing Date, and on the Termination Date, at a per annum rate which is equal at all times during the Interest Period for such Advance to (i) the LIBOR Rate for the Interest Period selected by Borrower corresponding to such Advances, plus (ii) the Margin.

SECTION 3.2 Interest After Event of Default. From the date of occurrence of any Event of Default (past any applicable notice or cure period) until such Event of Default shall have been waived by Lender, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto plus an additional two percent (2%) per annum.

SECTION 3.3 Calculations. All calculations of interest and fees hereunder shall be made by Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 3.4 Indemnification in Certain Events. If, after the Closing Date, (i) any change in or in the interpretation of any law or regulation is introduced including, without limitation, with respect to reserve requirements, applicable to Lender or any other banking or financial institution from which Lender borrows funds or obtains credit, (ii) Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies as the case may be with respect to capital adequacy) by an amount deemed by Lender to be material, and any of the foregoing events described in clauses (i), (ii) and (iii) increases the cost to Lender of funding or maintaining the Loans, or reduces the amount receivable in respect thereof by Lender, then, Borrower shall, upon demand by Lender, pay to Lender additional amounts sufficient to indemnify Lender against such increase in cost or reduction in amount receivable. In making the foregoing determination, “change in law” (or words of similar import) shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

SECTION 3.5 Taxes.

(a) Any and all payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interest and all other liabilities with respect thereto (“Taxes”), including any Taxes imposed under Section 7701(l) of the Internal Revenue Code, excluding in the case of Lender, taxes imposed on its net income (including, without limitation, any taxes imposed on branch profits) and franchise taxes imposed on Lender by any applicable jurisdiction. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan to or for the benefit of Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Borrower agrees to pay any present or future stamp, documentary, excise, privilege, intangible or similar taxes or levies that arise at any time or from time to time (i) from any payment made under any and all Loan Documents, or (ii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Lender of its rights under, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Borrower indemnifies Lender for the full amount of (i) Taxes imposed on or with respect to amounts payable hereunder, (ii) Other Taxes and (iii) any Taxes (other than Taxes imposed by any jurisdiction on amounts payable under this Section) paid by Lender and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto.

(d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower will, upon request, furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.5 shall survive the indefeasible Payment in Full of the Obligations.

ARTICLE IV.

CONDITIONS OF LENDING

SECTION 4.1 Conditions to Initial Loan. The obligation of Lender to make the initial Loan is subject to the satisfaction of the following conditions prior to or concurrent with such initial Loan:

(a) Lender shall have received the following, each dated the date of the initial Loan or as of an earlier date acceptable to Lender, in form and substance satisfactory to Lender and its counsel:

(i) this Agreement duly executed by Borrower;

(ii) the Note duly executed by Borrower;

(iii) the Pledge Agreement duly executed by Borrower;

(iv) an executed Reg U-1 Form;

(v) an opinion of in-house counsel for Borrower covering such matters incident to the transactions contemplated by this Agreement as Lender may reasonably require, which such counsel is hereby requested by Borrower to provide;

(vi) a Secretary’s Certificate of Borrower attaching the organizational documents of Borrower, a current good standing certificate from the State of California, a copy of the resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the incumbency, names and true signatures of the officers of Borrower authorized to sign the Loan Documents;

(vii) evidence of the opening by Borrower of the Borrower’s Account with Citibank;

(viii) evidence that the Pledged Account contains Collateral with a fair market value in excess of $25,000,000;

(ix) an initial Borrowing Base Certificate; and

(x) such other agreements, instruments, documents and evidence as Lender deems necessary in its discretion in connection with the transactions contemplated hereby.

(b) There shall be no pending or, to the knowledge of Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of Borrower, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.

(c) Borrower shall have paid all reasonable fees and expenses of Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including expenses of counsel to Lender), not to exceed $15,000 through the Closing Date.

(d) The Liens in favor of Lender shall have been duly perfected and shall constitute first priority Liens, and the Collateral shall be free and clear of all Liens other than Permitted Liens.

SECTION 4.2 Conditions Precedent to Each Loan. The obligation of Lender to make any Loan is subject to the satisfaction of the following conditions precedent:

(a) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date (other than those representations and warranties that are expressly qualified by Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(b) no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan as of the date of such request; and

(c) no Material Adverse Effect shall have occurred.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties of Borrower; Reliance by Lender. Borrower represents and warrants as follows:

(a) Organization, Good Standing and Qualification. Borrower (i) is incorporated or duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authority. Borrower has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents. All action necessary for the execution, delivery and performance by it of the Loan Documents (including the consent of its shareholders or other equity holders, where required) has been taken.

(c) Enforceability. This Agreement is and, when executed and delivered, each other Loan Document, will be, the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(d) No Conflict. The execution, delivery and performance by Borrower of each Loan Document do not and will not contravene (i) any of the organizational documents of Borrower, (ii) any Requirement of Law or (iii) any material contract, agreement, license or permit of Borrower and will not result in the imposition of any Liens upon any of its properties except for Permitted Liens.

(e) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, Borrower, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby or the continuing operations of Borrower following such consummation, except those that have been obtained or made.

(f) Solvency. As of the Closing Date (after giving effect to all transactions contemplated to occur on or before the Closing Date) and as of the date of each Borrowing, Borrower is Solvent.

(g) Accuracy and Completeness of Information. All written data, reports and information heretofore, contemporaneously or hereafter furnished by or on behalf of Borrower to Lender or its representatives are or will be true and accurate in all material respects as of the date of such data, reports and information or as of the date of certification of such data, reports and information and none of such data, reports and information contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading at such time; provided that, with respect to projected financial information,

Borrower represents only that such projected information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood and agreed that such projected information is subject to contingencies and assumptions, many of which are not within the control of the Borrower, and no assurances can be given that any projections will be realized, and any divergences from projected results may be material. There are no facts now known to Borrower which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and which have not been specified herein, in the Financial Statements, or in any certificate, opinion or other written statement previously furnished by Borrower to Lender.

(h) No Actual or Pending Material Modification of Business. There exists no actual or, to the best of Borrower’s knowledge after due inquiry, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Borrower with any customer or group of customers which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(i) No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Loans or financial accommodations afforded hereunder or in connection herewith by Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by Borrower to any Person in connection with the transactions contemplated by this Agreement.

(j) Investment Company. It is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, or the application of the proceeds or repayment thereof by Borrower, nor the consummation of the other transactions contemplated by this Agreement or the other Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k) Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U) and no proceeds of any Advance will be used to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock, or to repay any loan that was used to purchase or carry any margin stock.

(l) Taxes and Tax Returns.

(i) It has properly completed and timely filed all federal income tax returns and all other material income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been established in accordance with GAAP.

(ii) All taxes, assessments, fees and other governmental charges for periods beginning prior to the date hereof have been timely paid (or, if not yet due, adequate reserves therefor have been established in accordance with GAAP) by it and Borrower has no liability for taxes in excess of the amounts so paid or reserves so established.

(m) No Judgments or Litigation. No judgments, orders, writs or decrees are outstanding against it, nor is there now pending or, to its knowledge after due inquiry, threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Borrower that (i) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(n) Compliance with Laws. On the Closing Date, after giving effect to the transactions contemplated hereby, it is not in default under any term of any Requirement of Law other than any default which, when taken together with all other similar defaults, could not reasonably be expected to have a Material Adverse Effect.

(o) Rights in Collateral; Priority of Liens. All of the Collateral of Borrower is owned by it free and clear of any and all Liens, other than Permitted Liens. The Liens granted by Borrower pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral.

(p) Licenses and Permits. Borrower has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Anti-Terrorism Laws. Borrower is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations. Borrower acknowledges that Lender has notified Borrower that Lender is required, under the USA Patriot Act, 31 U.S.C. §5318 (the “Patriot Act”), to obtain, verify and record information that identifies Borrower, including, without limitation, the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

All representations and warranties made by Borrower in this Agreement and in each other Loan Document to which it is a party shall survive the execution and delivery hereof and thereof and the closing of the transactions contemplated hereby and thereby. Borrower acknowledges and confirms that Lender are relying on such representations and warranties without independent inquiry in entering into this Agreement.

ARTICLE VI.

COVENANTS OF BORROWER

SECTION 6.1 Affirmative Covenants. Until Payment in Full:

(a) Existence. Borrower shall (i) maintain its corporate existence, and (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks, qualifications and authorizations to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses.

(b) Maintenance of Property. Borrower shall keep all property useful and necessary to its business in good working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices.

(c) Taxes. Borrower shall pay when due, (i) all material tax assessments, and other governmental charges and levies imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that, unless such tax assessment, charge, levy or claim has become a Lien on any of the property of Borrower, it need not be paid if it is being contested in good faith, by appropriate proceedings diligently conducted and an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

(d) Requirements of Law. Borrower shall comply with all Requirements of Law applicable to it, including, without limitation, all applicable federal, state, local or foreign laws and regulations, including, without limitation, those relating to environmental and employee matters (including the collection, payment and deposit of employees’ income, unemployment, Social Security and Medicare hospital insurance taxes) and with respect to pension liabilities, provided that Borrower shall not be deemed in violation hereof if Borrower’s failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(e) Books and Records; Inspections. Borrower shall, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of Borrower in such detail, form and scope as is consistent with good business practice.

(f) Financial Reporting. Borrower shall deliver to Lender the following:

(i) Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2014, (A) the annual audited and certified consolidated Financial Statements of Borrower for or as of the end of the

prior fiscal year; (B) a comparison in reasonable detail to the prior year’s audited Financial Statements; and (C) the auditors’ unqualified opinion.

(ii) Quarterly Financial Statements. As soon as available, but not later than sixty (60) days after the end of each calendar quarter, other than the last calendar quarter of the year (March 31, June 30, and September 30), (A) the interim consolidated Financial Statements of Borrower, as at the end of such quarter and for the fiscal year to date and (B) a certification by the chief financial officer of Borrower that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments).

(iii) Investment Statements; Borrowing Base Certificate. Monthly, not later than the twentieth (20th) day of each month, (i) all investment statements provided to Borrower by CitiGroup Private Bank with respect to the Collateral and the Pledged Account and (ii) a certificate signed by the chief financial officer of Borrower substantially in the form of Exhibit A (a “Borrowing Base Certificate”) detailing the Eligible Assets in the Pledged Account and the Loanable Value therefor, containing a calculation of availability under the Revolving Credit Loan.

(iv) Other Financial Information. Promptly after the request by Lender therefor, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, liabilities or financial condition of Borrower as Lender may from time to time reasonably request.

(g) Payment of Liabilities. Borrower shall pay and discharge, in the ordinary course of business, all material obligations and liabilities (other than tax liabilities and other governmental charges which shall be governed by clause (c) above), except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP.

(h) Solvency. Borrower shall be and remain Solvent at all times.

SECTION 6.2 Negative Covenants. Until Payment in Full:

(a) Sales, Etc. of Collateral. Borrower will not directly or indirectly, sell, transfer or otherwise dispose of any of the Collateral, other than as permitted pursuant to the Pledge Agreement.

(b) Use of Proceeds. Borrower will not (i) use any portion of the proceeds of any Loan in violation of Section 2.3 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement, or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

(c) Liens, Etc. Borrower will not, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to the Collateral, other than Permitted Liens.

(d) Accounting Changes. Borrower will not at any time make or permit any change in accounting policies or reporting practices, except as required by GAAP.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Borrower shall fail to pay any principal, interest, fees, expenses or other Obligations when payable, whether at stated maturity, by acceleration, or otherwise; or

(b) Borrower shall (i) default in the performance or observance of any agreement, covenant, condition, provision or term contained in Section 2.4, 3.4, 3.5, 6.1, 6.2 or 8.4 hereof; or (ii) default in the performance or observance of any agreement, covenant, condition, provision or term contained in this Agreement or any other Loan Document (other than those referred to in Sections 7.1(a) and (b)(i)) and such default continues for a period of thirty (30) days after written notice by Lender; or

(c) Borrower shall dissolve, wind up or otherwise cease to conduct its business; or

(d) Borrower shall become the subject of an Insolvency Event; or

(e) (i) Borrower shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) any representation or warranty made by Borrower under or in connection with any Loan Document or amendment or waiver thereof, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect when made or deemed made; or

(g) any single judgment or order for the payment of money which exceeds Ten Million Dollars ($10,000,000) (in each case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage without a reservation of rights) shall be rendered against Borrower and shall not be stayed, vacated, bonded or discharged within sixty days; or

(h) any covenant, agreement or obligation of Borrower contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; Borrower shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement, the Pledge Agreement or any other Loan Document; or

(i) (i) a majority of the members of the board of directors (or similar governing body) of Borrower shall not consist of Persons who were members of such board (or similar governing body) on the Closing Date or who were either nominated by such members or appointed by directors (or the equivalent) so nominated, (ii) the beneficial owners of Borrower on the Closing Date, either directly or indirectly, ceasing to own and control all of the voting rights associated with greater than fifty-one percent (51%) of all classes of the outstanding voting stock of Borrower; (iii) the sale, transfer or other disposition of all or substantially all of the assets or stock of Borrower, or (iv) the occurrence of any change in control or similar event with respect to Borrower as defined or described under any indenture or agreement evidencing Material Indebtedness to which Borrower is a party; or

(j) a Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(k) the fair market value of the Eligible Assets in the Pledged Account shall be less than $25,000,000 for five (5) consecutive Business Days.

SECTION 7.2 Acceleration and Termination. Upon the occurrence and during the continuance of an Event of Default, Lender may take any or all of the following actions, without prejudice to the rights of Lender to enforce its claims against Borrower:

(a) Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default specified in Section 7.1(d), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of Lender.

(b) Termination of Commitment. To declare the Commitment immediately terminated (except with respect to any Event of Default with respect to Borrower set forth in Section 7.1(d), in which case the Commitment shall automatically terminate) and, at all times thereafter, any Loan made by Lender shall be in Lender’s discretion.

SECTION 7.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law and the Loan Documents, including all rights and remedies of a secured party under the Code and Lender may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Collateral; and (ii) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

SECTION 7.4 No Marshalling; Deficiencies; Remedies Cumulative. Lender shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from Lender’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, shall be applied by Lender to such of the Obligations and in such order as Lender shall elect in its discretion, whether due or to become due. Borrower shall remain liable to Lender and Lender for any deficiencies, and Lender and Lender in turn agree to remit to Borrower or its successor or assign any surplus resulting therefrom. All of Lender’s and Lender’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and Borrower or in such order and with respect to such Collateral or Borrower as Lender may deem desirable, and are not intended to be exhaustive.

SECTION 7.5 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, Borrower hereby waives any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by Lender to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by Lender of any Collateral. Borrower also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral. Borrower also consents that Lender may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and Borrower acknowledges that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 7.6 Further Rights of Lender.

(a) Further Assurances. Borrower shall do all things and shall execute and deliver all documents and instruments reasonably requested by Lender to protect or perfect any Lien (and the priority thereof) of Lender on the Collateral.

(b) Insurance; Etc. If Borrower shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if Borrower shall fail to perform or comply with any other covenant, promise or obligation to Lender hereunder or under any other Loan Document, Lender may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all amounts so paid by Lender shall be treated as an Advance under the Revolving Credit Loan and shall constitute part of the Obligations.

ARTICLE VIII.

GENERAL PROVISIONS

SECTION 8.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or e-mail followed by a hard copy sent by regular mail, as follows:

if to Lender:	Citibank, N.A.
6801 Colwell Blvd.
Irving, Texas 75039
Fax:

if to Borrower:	Vizio, Inc.
39 Tesla
Irvine, California 92618
Fax:

or, in each case, to such other address as Lender or Borrower may specify to the other party in the manner required hereunder. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by telecopier or e-mail transmission, when such transmission is confirmed.

SECTION 8.2 Delays; Partial Exercise of Remedies. No delay or omission of Lender to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 8.3 Right of Setoff. In addition to and not in limitation of all rights of offset that Lender or any of its Affiliates may have under applicable law, and whether or not Lender has made any demand or the Obligations of Borrower have matured, Lender and its Affiliates shall have the right from and after the occurrence of any Event of Default (past any applicable notice or grace period) to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by Lender or any of its Affiliates to or for the credit or the account of Borrower or the Borrower’s Affiliate against any and all of the Obligations. In the event that Lender exercises any of its rights under this Section 8.3, Lender shall provide notice to Borrower of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 8.4 Indemnification; Reimbursement of Expenses of Collection.

(a) Borrower hereby agrees that, Borrower will indemnify, defend and hold harmless Lender and its successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct or a material breach by such Indemnified Party of its obligations under this Agreement or any other Loan Document) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by Borrower of the proceeds of the Loans, or (C) Lender’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by Borrower in connection with compliance by Borrower, or any of its properties, with any federal, state or local environmental laws and (iii) any pending, threatened or actual action, claim, proceeding or suit by any shareholder, director, manager or owner of Borrower or any actual or purported violation of Borrower’s organizational documents or any other agreement or instrument to which Borrower is a party or by which any of its properties is bound. In addition, Borrower shall, upon demand, pay to Lender all reasonable and documented out-of-pocket costs and expenses incurred by Lender (limited in the case of counsel, to the reasonable and documented fees and expenses of one outside counsel to Lender (in addition to up to one local counsel in each applicable local jurisdiction)) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and pay to Lender all reasonable and documented out-of-pocket costs and expenses (limited in the case of counsel, to the reasonable and documented fees and expenses of one outside counsel to Lender (in addition to up to one local counsel in each applicable local jurisdiction) paid or incurred by Lender in (A) enforcing or defending its rights under or in respect of this Agreement, the other Loan Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) collecting the Obligations or otherwise administering this Agreement and (C) foreclosing or otherwise realizing upon the Collateral or any part thereof; provided that the amount of fees and expenses of Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including expenses of counsel to Lender) through the Closing Date that are required to be paid by Borrower pursuant to Section 4.1(c)

and this Section 8.4(a) shall not exceed $15,000. If and to the extent that the obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(b) Borrower’s obligations under this Section 8.4 shall survive any termination of this Agreement and the other Loan Documents, the termination and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 8.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Lender and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.6 Nonliability of Lender. The relationship among Borrower and Lender shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

SECTION 8.7 Assignments and Participations.

(a) No Borrower Assignment. Borrower shall not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender.

(b) Lender Assignments. Lender may assign to one or more other Persons at any time or from time to time all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents, without prior notice to, and without any necessity to obtain the consent of, Borrower thereto, provided that Lender will send notice to Borrower advising of such transfer as soon as reasonably possible thereafter.

(c) Lender Participations. Lender may sell participations to one or more parties in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents.

(d) Information. In connection with its efforts to assign its rights or obligations or sell participations Lender may disclose any information they have, now or in the future, with respect to the business of Borrower to prospective assignees or purchasers, provided that such disclosure is subject to written confidentiality arrangements customary for assignment or participation transactions of such type.

(e) Pledge to Federal Reserve Bank. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

SECTION 8.8 Counterparts; Telecopied Signatures. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 8.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 8.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

SECTION 8.11 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 8.12 LIMITATION OF LIABILITY. LENDER SHALL HAVE NO LIABILITY TO BORROWER (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER. BORROWER HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE LENDER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 8.13 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 8.14 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN BORROWER AND LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG BORROWER AND LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF BORROWER OR LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT LENDER SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY BORROWER TO ENABLE

LENDER TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 8.15 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG BORROWER, LENDER; OR (C) ANY CONDUCT, ACT OR OMISSION OF BORROWER, LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 8.16 Publicity. Lender may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

SECTION 8.17 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto

SECTION 8.18 Confidentiality. Lender shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective party (or its advisors); (g) with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and a general description of Borrower’s businesses, and may use Borrower’s logos, trademarks or product photographs in advertising materials, as provided in Section 8.16. As used herein, “Information” means all information received from Borrower relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Lender acknowledges that (i) Information may include material non-public information concerning Borrower; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

SECTION 8.19 Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow Lender to identify it in accordance with the Patriot Act. Lender will also require information regarding each guarantor, if any, and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth.

IN WITNESS WHEREOF, the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWER:

VIZIO, Inc. a California corporation

By:	/s/ William Wang
Name:	William Wang
Title:	President and Secretary

By:	/s/ Kurt Binder
Name:	Kurt Binder
Title:	Chief Financial Officer

LENDER:

CITIBANK, N.A.

By:	/s/ Gary Litten
Name:	Gary Litten
Title:	Senior Vice President

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

Borrower: VIZIO, Inc.

For the Period Ending:

Reference is made to that certain Credit Agreement (the “Agreement”) dated July [    ], 2014, and the related Pledge Agreement together with other related and executed loan documentation thereto, by and between Vizio, Inc. (the “Borrower”) and Citibank, N.A. (the “Lender”).

The undersigned officer of the Borrower hereby certifies as of the date hereof that he/she is the President or Chief Financial Officer of the Borrower, and that as such, he/she is authorized to execute and deliver this Borrowing Base Certificate to the Lender on behalf of the Borrower and further certifies on behalf of the Borrower that:

1.	The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Borrower during the accounting period noted above, and as supported by an Investment Schedule and other related financial information submitted by the Borrower to Lender covering the same period, and with a view to determining whether during such period the Borrower performed, observed, and satisfied all of its obligations under said Agreement.

2.	The attached Schedule I details the Eligible Assets in the Pledged Account and the Loanable Value therefor, and contains a calculation of availability under the Revolving Credit Loan.

3.	The undersigned certifies that as of the period noted above, Borrower has maintained the fair market value of Eligible Assets in the Pledged Account of not less than $25,000,000 at any time, as described in the Pledge Agreement and that no Default or Event of Default has occurred or is continuing, with the exception of that which is described below and along with proposed actions the Borrower has taken or proposes to take to resolve any such Default or Event of Default (explain, and if none, so state):

In Witness Whereof, the undersigned has executed this Borrowing Base Certificate as of                     ,             .

VIZIO, INC.,
a California corporation

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

[See attached]

EXHIBIT B-I

FORM OF NOTICE OF CONTINUATION

[See attached]